Exhibit 10.9

Mallinckrodt plc

Stock and Incentive Plan

TERMS AND CONDITIONS

OF

OPTION AWARD

OPTION AWARD granted on July 1, 2013 (the “Grant Date”).

1. Grant of Nonqualified Stock Option. Mallinckrodt plc (the “Company”) has granted to you a Nonqualified Stock Option to purchase the number of Ordinary Shares set forth in the Grant Letter that issued this Award to you, subject to the provisions of these Terms and Conditions and the Plan. The grant of this Award is conditioned expressly on your acceptance of a non-competition, non-solicitation, and confidentiality agreement (“Agreement”) in a form acceptable to the Company. If you have not previously executed such an Agreement, you will be provided an Agreement by the Company which you must sign and return to the Company by August 15, 2013. If you are required to execute the Agreement, and do not sign and return the Agreement by August 15, 2013, the Company will cancel this Award effective as of such date and you will forfeit any rights hereunder. Please contact your local Human Resources Representative if you have any questions.

2. Exercise Price. The Exercise Price required to purchase the Shares subject to this Award is set forth in the Grant Letter.

3. Vesting. Except as provided below, Shares subject to this Award will vest according to the following schedule:

Date	Vested Percentage
3rd Anniversary of Grant Date	50%
4th Anniversary of Grant Date	100%

If your employment terminates before full (100%) vesting, you will forfeit the unvested portion of this Award immediately upon your Termination of Employment date. If your employment terminates before the date described in Section 4 below, you may exercise the vested portion of this Award until the earlier of (i) the date described in Section 4 below or (ii) 90 days after your Termination of Employment date. However, if your employment terminates due to Normal Retirement (your employment terminates on or after the date you attain age 60 and the sum of your age and years of service equals at least 70), Retirement (your employment terminates on or after the date you attain age 55 and the sum of your age and years of service equals at least 60), death, Disability, a Change in Control or Divestiture or Outsourcing Agreement, Shares subject to this Award will become vested and exercisable in accordance with the provisions of Section 7, 8 or 9, as applicable.

4. Term of Award. Unless this Award has been terminated or cancelled, it will expire on the day before the 10th anniversary of the Grant Date. If the New York Stock Exchange (“NYSE”) is not open for business on such date, this Award will expire at the close of

1/10	FY13 Grant US Option Ts&Cs

the NYSE’s first trading day that immediately precedes the day before the 10th anniversary of the Grant Date. The Stock Options granted by this Award may be exercised at any time before the expiration, termination or cancellation of this Award, provided that the time and manner of exercise is consistent with these Terms and Conditions.

5. Payment of Exercise Price. To exercise all or a portion of this Award, you must pay the Exercise Price for each Share as set forth in the Grant Letter. You may pay the Exercise Price in cash or by certified check, bank draft, wire transfer or postal or express money order or by any other method accepted by the Company, provided that such method of payment is permitted by applicable law at the time of exercise. You may pay the Exercise Price by using one or more of the following methods: (i) delivering a properly executed exercise notice to the Company or its agent, including an undertaking to pay the Exercise Price, together with irrevocable instructions to a broker to deliver promptly to the Company, within the typical settlement cycle for the sale of equity securities on the relevant trading market (or otherwise in accordance with Regulation T issued by the United States Board of Governors of the Federal Reserve System), the amount of sale proceeds with respect to the portion of the Shares to be acquired having a Fair Market Value on the date of exercise equal to the sum of the applicable portion of the Exercise Price being so paid; (ii) tendering (actually or by attestation) to the Company or its agent previously acquired Shares that have a Fair Market Value on the day prior to the date of exercise equal to the applicable portion of the Exercise Price being so paid; or (iii) instructing the Company to reduce the number of Shares that would otherwise be issued by such number of Shares as have in the aggregate a Fair Market Value on the date of exercise equal to the applicable portion of the Exercise Price being so paid. Notwithstanding the foregoing, you may not tender any form of payment or exercise this Award by any method that the Company determines, in its sole discretion, could violate any applicable law, regulation or Company policy or that is otherwise unacceptable to the Company. You are not required to purchase all Shares subject to this Award at one time, but you must pay the full Exercise Price by a means satisfactory to the Company for all Shares that you elect to purchase before they will be delivered. The date of exercise of a Stock Option shall be the date on which the Company receives the Exercise Price for such Stock Option. Notwithstanding anything in this Section 5 to the contrary, if this Award is scheduled to expire due to the expiration of the term on the date described in Section 4 above and the Fair Market Value of a Share on the last day of such term exceeds the Exercise Price for a Share subject to this Award, then, by accepting this Award, you agree that, unless you notify UBS Financial Services (see the contact information listed in Section 6 below) at least ten (10) business days before such expiration date that you do not wish for this Award to be exercised, you shall be treated as having instructed the Company to exercise the vested portion of this Award on the last day of such term and to pay the Exercise Price by application of the method described in (iii) above or such other method as determined by the Company, provided that such method complies with applicable law.

6. Exercise of Stock Option. If you are entitled to exercise a Stock Option subject to this Award, you may exercise it by contacting UBS Financial Services through its web site at https://onesource.ubs.com/mnk or by calling 1-855-896-9404. If someone other than you attempts to exercise Stock Options subject to this Award (for example, because the Stock Option is being exercised after your death), the Company will deliver the Shares only after determining that the person attempting to exercise Stock Options subject to this Award is your duly appointed personal representative or an individual to whom this Award has been transferred in accordance with these Terms and Conditions and the terms of the Plan.

2/10	July 1, 2013 Staking Grant US Option Ts&Cs

7. Retirement, Normal Retirement, Disability or Death. Notwithstanding the vesting and exercise provisions described in Section 3, Shares subject to this Award will vest and remain exercisable if your Termination of Employment is a result of your Retirement, Normal Retirement, Disability or death as follows:

(i) Retirement. If your employment terminates as a result of your Retirement (as defined in Section 3) and your Retirement occurs less than 12 months after the Grant Date, you will forfeit all Shares subject to this Award. If, however, your Retirement occurs at least 12 months after the Grant Date, then you will be entitled to pro rata vesting of Shares subject to this Award based on (A) the number of whole months completed from Grant Date through your Termination of Employment date divided by 48 times (B) the total number of Shares subject to this Award minus (C) the number of Shares subject to this Award that previously vested. You will be entitled to exercise this Award until the earlier of (1) the date described in Section 4 or (2) the third anniversary of your Retirement date.

(ii) Normal Retirement, Disability or Death. If your employment terminates as a result of your Normal Retirement (as defined in Section 3), your death or a Disability, then you will become fully vested in all Shares subject to this Award on the date of your Normal Retirement, death or Termination of Employment due to Disability and be entitled to exercise this Award until the earlier of (A) the date described in Section 4 or (B) the third anniversary of the date of your Normal Retirement, death or Termination of Employment due to Disability, as applicable.

8. Termination of Employment Following a Change in Control. Notwithstanding the vesting and exercise provisions described in Section 3, you will become fully vested in all Shares subject to this Award on the date your employment terminates after a Change in Control and be entitled to exercise this Award until the earlier of (A) the date described in Section 4 or (B) the third anniversary of your Termination of Employment date, if you satisfy one of the following requirements:

(i) Within 12 months after a Change in Control, the Company or any Subsidiary terminates your employment for any reason other than Cause, Disability or death; or

(ii) Within 12 months after a Change in Control, and within 60 days after one of the events listed in this Section 8(ii), you terminate your employment because (A) the Company or any Subsidiary (1) assigns or causes to be assigned to you duties inconsistent in any material respect with your position as in effect immediately prior to the Change in Control; (2) makes or causes to be made any material adverse change in your position (including titles and reporting relationships and level), authority, duties or responsibilities; or (3) takes or causes to be taken any other action which, in your reasonable judgment, would cause you to violate your ethical or professional obligations or which results in a significant diminution in your position, authority, duties or

3/10	July 1, 2013 Staking Grant US Option Ts&Cs

responsibilities; or (B) the Company or any Subsidiary, without your consent, (1) requires you to relocate to a principal place of employment more than 50 miles from your existing place of employment and which increases your commute from your principal residence by more than 50 miles; or (2) reduces your base salary, annual bonus, or retirement, welfare, share incentive, perquisite (if any) and other benefits when taken as a whole; provided, however, that upon an event described in (A) or (B) above, you submit written notice of such event to the Company and the Company has not cured such action within 15 days after receipt of such notice.

9. Termination of Employment Resulting From Divestiture or Outsourcing Agreement. Notwithstanding the vesting and exercise provisions described in Section 3, and subject to the provisions of subsection (i) below, if your employment with the Company or a Subsidiary terminates as a result of a Divestiture or Outsourcing Agreement, then Shares subject to this Award will vest on a pro-rata basis based on (A) the number of whole months completed from Grant Date through your Termination of Employment date divided by 48 times (B) the total number of Shares subject to this Award minus (C) the number of Shares subject to this Award that previously vested. If you are entitled to pro rata vesting under this Section 9, then you will be entitled to exercise the vested portion of this Award until the earlier of (1) the date described in Section 4 or (2) the third anniversary of your Termination of Employment date.

(i) Notwithstanding the foregoing provisions of this Section 9, you shall not be eligible for pro-rata vesting and an extended Award exercise date if (A) your Termination of Employment occurs on or prior to the closing date of a Divestiture or such later date as is provided specifically in the applicable transaction agreement or related agreements, or on the effective date of an Outsourcing Agreement (the “Applicable Employment Date”), and (B) you are offered Comparable Employment with the buyer, successor company or Outsourcing Agent, as applicable, but do not commence such employment on the Applicable Employment Date.

(ii) For purposes of this Section 9 and these Terms and Conditions, (A) “Comparable Employment” means employment at a location that is no more than 50 miles from your job location at the time of your Termination of Employment that has a base salary and target bonus opportunity that is at least equal to your base salary and target bonus opportunity in effect immediately prior to your Termination of Employment; (B) “Disposition of Assets” means the disposition by the Company or a Subsidiary of all or a portion of the assets used by the Company or Subsidiary in a trade or business to an unrelated individual or entity; (C) “Disposition of a Subsidiary” means the disposition by the Company or Subsidiary of its interest in a subsidiary or controlled entity to an unrelated individual or entity, provided that such subsidiary or controlled entity ceases to be a member of the Company’s controlled group as a result of such disposition; (D) “Divestiture” means a Disposition of Assets or a Disposition of a Subsidiary; and (E) “Outsourcing Agreement” means a written agreement between the Company or Subsidiary and an unrelated third party (“Outsourcing Agent”) pursuant to which (1) the Company or Subsidiary transfers the performance of services previously performed by Company or Subsidiary employees to the Outsourcing Agent, and (2) the Outsourcing Agreement includes an obligation of the Outsourcing Agent to offer employment to any employee whose employment is being terminated as a result of or in connection with said Outsourcing Agreement.

4/10	July 1, 2013 Staking Grant US Option Ts&Cs

10. Withholdings. The Company has the right, prior to the issuance or delivery of any Shares in connection with the exercise of all or a portion of this Award, to withhold or require from you the amount necessary to satisfy applicable tax requirements (e.g., income tax, social insurance, payroll tax and payment on account), as determined by the Company. The methods described in Section 5 may also be used by you to pay, or by the Company to satisfy, your withholding tax obligation, provided that the use of such method for this purpose complies with Company policy and applicable law. If, at any time after the Grant Date, you become subject to tax in more than one jurisdiction, the Company may be required to withhold or account for applicable tax requirements in the various jurisdictions. By accepting this Award, you authorize the Company or any Subsidiary to satisfy applicable tax or tax withholding requirements by: (i) withholding from your wages or other cash compensation payable to you; (ii) withholding from any proceeds resulting from the sale of Shares subject to this Award either through an exercise and voluntary sale or through a mandatory sale arranged by the Company on your behalf and pursuant to this authorization; (iii) redemption by the Company at Fair Market Value of Shares due to you following the exercise of Shares subject to this Award; or (iv) a combination of (i), (ii) or (iii) above. If the Company or any Subsidiary cannot withhold or account for all taxes associated with this Award by application of the means described herein, then, by accepting this Award, you agree that you will pay to the Company or any Subsidiary all amounts necessary to satisfy applicable tax requirements and acknowledge that the Company may refuse to issue or deliver Shares subject to this Award, or the proceeds from the sale of such Shares, if you do not comply with this obligation.

11. Transfer of Award. You generally may not transfer this Award or any interest herein except by will or the laws of descent and distribution. However, you may transfer this Award to a “family member” (as defined in Section 7.1(b) of the Plan), provided that (i) you do not receive any consideration for the transfer and (ii) you furnish the Company’s Vice President and Corporate Secretary with written notice of the transfer at least ten (10) business days in advance of such transfer. Notwithstanding the foregoing, any transfer of this Award may be delayed or prohibited if, in the sole discretion of the Company’s Vice President and Corporate Secretary, such transfer would violate, or would have the potential to violate, applicable law, regulation or Company policy. If this Award is transferred pursuant to this provision, it will continue to be subject to the same terms and conditions that applied immediately prior to the transfer. This Award may be exercised by the transferee only to the same extent that you could have exercised this Award had no transfer occurred.

12. Forfeiture of Award. You will forfeit all or a portion of the Shares subject to this Award if your employment terminates under the circumstances described below:

(i) If the Company or Subsidiary terminates your employment for Cause, including, without limitation, a termination as a result of your violation of the Company’s Guide to Business Conduct, then the Company will immediately rescind all unexercised portions of this Award (whether vested or unvested) and you will forfeit all rights you have with respect to this Award. Also, by accepting this Award, you agree and promise to deliver to the Company immediately upon your Termination of Employment for

5/10	July 1, 2013 Staking Grant US Option Ts&Cs

Cause, Shares (or, in the discretion of the Company, cash) equal in value to the amount of all profits you realized upon the exercise of any portion of this Award during the 12-month period that occurs immediately before your Termination of Employment for Cause.

(ii) If, after your Termination of Employment, the Committee determines in its sole discretion that while you were a Company or Subsidiary employee you engaged in activity that would have constituted grounds for the Company or Subsidiary to terminate your employment for Cause, then the Company will immediately rescind all unexercised portions of this Award (whether vested or unvested) and you will forfeit all rights you have with respect to this Award. Also, by accepting this Award, you agree and promise to deliver to the Company immediately upon the date the Committee determines that you could have been terminated for Cause, Shares (or, in the discretion of the Company, cash) equal in value to the amount of all profits you realized upon the exercise of any portion of this Award during the period that begins 12 months immediately before your Termination of Employment and ends on the date that the Committee determines that you could have been terminated for Cause.

(iii) If the Committee determines in its sole discretion that at any time after your Termination of Employment and prior to the first anniversary of your Termination of Employment you (A) disclosed confidential or proprietary information related to any business of the Company or any Subsidiary or (B) entered into an employment or consultation arrangement (including any arrangement for employment or service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business and (1) such employment or consultation arrangement would likely (in the Committee’s sole discretion) result in the disclosure of confidential or proprietary information related to any business of the Company or any Subsidiary to a business that is competitive with any Company or Subsidiary business as to which you had access to strategic or confidential information and (2) the Committee has not approved the arrangement in writing, then the Company will immediately rescind all unexercised portions of this Award (whether vested or unvested) and you will forfeit all rights you have with respect to this Award. Also, by accepting this Award, you agree and promise to deliver to the Company, immediately upon the Committee’s determination date, Shares (or, in the discretion of the Company, cash) equal in value to the amount of all profits you realized upon the exercise of any portion of this Award during the period that begins 12 months immediately before your Termination of Employment and ends on the date of the Committee’s determination.

13. Adjustments. In the event of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event, the Committee shall adjust the number and kind of Shares covered by this Award, the Exercise Price and other relevant provisions to the extent necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be provided by this Award. Any such determinations and adjustments made by the Committee will be binding on all persons.

6/10	July 1, 2013 Staking Grant US Option Ts&Cs

14. Restrictions on Exercise. Exercise of this Award is subject to the conditions that, to the extent required at the time of exercise:

(i) The Shares covered by this Award will be duly listed, upon official notice of issuance, on the NYSE; and

(ii) A Registration Statement under the United States Securities Act of 1933 with respect to the Shares will be effective or an exemption from registration will apply.

If there is any registration, qualification, exchange control or other legal requirement imposed upon this Award or the Shares subject to this Award by applicable securities or exchange control laws (including rulings or regulations issued by the United States Securities and Exchange Commission or any other governmental agency with jurisdiction over the issuance of this Award or the Shares subject to this Award), the Company shall not be required to deliver any Shares subject to this Award before the Company, in its sole discretion, has determined that either (a) it has satisfied any such requirements or has received the requisite approval from the appropriate governmental agency; or (b) an exemption from such registration or exchange control requirement applies. By accepting this Award, you acknowledge that you understand that the Company is under no obligation to register this Award or the Shares subject to this Award with any governmental agency or to seek approval from any governmental agency for the issuance or sale of Shares subject to this Award.

15. Disposition of Securities. By accepting this Award, you acknowledge that you have read and understand the Company’s Insider Trading Policy and are aware of and understand your obligations under United States federal securities laws with respect to trading in the Company’s securities. By accepting this Award, you also agree not to use the Company’s “cashless exercise” program (or any successor program) at any time when you possess material non-public information with respect to the Company (including Subsidiaries) or when using the program would otherwise result in a violation of applicable securities law. The Company has the right to recover, or receive reimbursement for, any compensation or profit realized on the exercise of this Award or by the disposition of Shares received upon exercise of this Award to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

16. Plan Terms Govern. The vesting and exercise of this Award, the disposition of any Shares received upon the exercise of all or a portion of this Award, and the treatment of any gain on the disposition of such Shares are subject to the terms of the Plan and any rules that the Committee prescribes. The Plan document, as amended from time to time, is incorporated into these Terms and Conditions. The Grant Letter and these Terms and Conditions shall together constitute the Award Certificate referred to in the Plan. Unless defined herein, capitalized terms used in these Terms and Conditions are defined in the Plan. If there is any conflict between the terms of the Plan and these Terms and Conditions, the Plan’s terms govern. By accepting this Award, you acknowledge receipt of the Plan and the prospectus, as in effect on the Grant Date.

7/10	July 1, 2013 Staking Grant US Option Ts&Cs

17. Personal Data. To comply with applicable law and to administer this Award appropriately, the Company and its agents may accumulate, hold and process your personal data and/or “sensitive personal data” within the meaning of applicable law (“Personal Data”). Personal Data includes, but is not limited to, the information provided to you as part of the grant package and any changes thereto (e.g., details of Stock Options, including amounts awarded, unvested, vested or expired), other appropriate personal and financial data about you (e.g., name, home address, telephone number, date of birth, nationality, job title, reason for termination of employment, and social security, social insurance or other identification number), and information about your participation in the Plan and Shares obtained under the Plan from time to time. By accepting this Award, you give your explicit consent to your employer’s and the Company’s accumulating, transferring, and processing Personal Data as necessary or appropriate for Plan administration. Your Personal Data will be retained only as long as is necessary to administer your participation in the Plan. If applicable, by accepting this Award, you also give your explicit consent to the Company’s transfer of Personal Data outside the country in which you work or reside and to the United States of America where the same level of data protection laws may not apply as in your home country. The legal persons for whom your Personal Data are intended (and by whom your Personal Data may be transferred, processed or exchanged) include the Company, its Subsidiaries (or former Subsidiaries as are deemed necessary), the outside Plan administrator, their respective agents, and any other person that the Company retains or utilizes for compensation planning or Plan administration purposes. You have the right to request a list of the names and addresses of any potential recipients of your Personal Data and to review and correct your Personal Data by contacting your local Human Resources Representative. By accepting this Award, you acknowledge your understanding that the transfer of the information outlined here is important to Plan administration and that failure to consent to the transmission of such information may limit or prohibit your participation in the Plan. By accepting this Award, you acknowledge that you are providing the consents herein on a purely voluntary basis and that, if you do not consent or if you later seek to revoke your consent, it will adversely impact the ability of the Company to administer your Awards but it will not adversely impact your employment status or service with your employer.

18. No Contract of Employment or Promise of Future Grants. By accepting this Award, you agree that you are bound by the terms of the Plan and these Terms and Conditions and acknowledge that this Award is granted in the Company’s sole discretion and is not considered part of any employment contract or your ordinary or expected salary or other compensation for services of any kind rendered to the Company or any Subsidiary. You further agree that this Award, and your Plan participation, do not form, and will not be interpreted as forming, an employment contract or guarantee of employment with the Company or any Subsidiary. The Company, in its sole discretion, voluntarily established the Plan and may amend or terminate it at any time pursuant to the terms of the Plan. You understand that the grant of stock options under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of any stock options, or benefits in lieu of any stock options, even if stock options have been granted repeatedly in the past, and that all decisions with respect to future grants will be in the Company’s sole discretion. By accepting this Award, you also acknowledge that this Award and any gains received hereunder are extraordinary items and are not considered part of your salary or compensation for purposes of any pension or retirement benefits or for purposes of calculating any termination, severance, redundancy, resignation, end of service payments, bonuses, long-service awards, life or accident insurance benefits or similar

8/10	July 1, 2013 Staking Grant US Option Ts&Cs

payments. Neither this Award, nor any gains received hereunder, is intended to replace any pension rights or compensation. If the Company or Subsidiary terminates your employment for any reason, you agree that you will not be entitled to damages or compensation for breach of contract, dismissal (in any circumstances, including unfair dismissal) or compensation for any loss of office or otherwise to any sum, Shares, Stock Options or other benefits to compensate you for the loss or diminution in value of any actual or prospective rights, benefits or expectation under or in relation to the Plan.

19. Limitations. Nothing in these Terms and Conditions or the Plan grants to you any right to continued employment with the Company or any Subsidiary or to interfere in any way with the Company or Subsidiary’s right to terminate your employment at any time and for any reason, subject to applicable law. Payment of Shares is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific Company or Subsidiary asset by reason of this Award. You have no rights as a stockholder of the Company pursuant to this Award until Shares are actually delivered to you.

20. Entire Agreement and Amendment. These Terms and Conditions, the Grant Letter, and the Plan constitute the entire understanding between you and the Company regarding this Award. These Terms and Conditions supersede any prior agreements, commitments or negotiations concerning this Award. These Terms and Conditions may not be modified, altered or changed except by the Committee (or its delegate) in writing and pursuant to the terms of the Plan; provided, however, that the Company has the unilateral authority to amend these Terms and Conditions without your consent to the extent necessary to comply with applicable securities registration or exchange control requirements and to impose additional requirements on this Award or Shares subject to this Award if the Company, in its sole discretion, deems it necessary or advisable for legal or administrative reasons.

21. Severability. The invalidity or unenforceability of any provision of these Terms and Conditions will not affect the validity or enforceability of the other provisions of these Terms and Conditions, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

22. Waiver. By accepting this Award, you acknowledge that a waiver by the Company of any breach by you of a provision of these Terms and Conditions shall not operate or be construed as a waiver by the Company of any other provision of these Terms and Conditions or of a subsequent breach.

23. Notices. By accepting this Award, you agree to receive documents, notices and any other communications relating to your participation in the Plan in writing by regular mail to your last known address on file with your employer, the Company or Subsidiary or any outside Plan administrator, or by electronic means, including by e-mail, through an online system maintained by any outside Plan administrator, or by a posting on the Company’s intranet website or on an online system or website maintained by any outside Plan administrator.

24. Code Section 409A Compliance. Notwithstanding any other provision of these Terms and Conditions to the contrary, in the event that all or a portion of this Award becomes subject to Code Section 409A, the provisions contained in Section 7.12 of the Plan shall govern and shall supersede any applicable provision of these Terms and Conditions.

9/10	July 1, 2013 Staking Grant US Option Ts&Cs

25. Governing Law. This Award and these Terms and Conditions are governed by the law of Ireland and shall be construed accordingly; provided, however, that, to the extent that any provisions of Irish employment law are relevant, such provisions shall only apply to an individual who has entered into a contract of employment with the Company or any of its Irish subsidiaries.

26. Acceptance. By accepting this Award, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions contained in the Plan and these Terms and Conditions; and (ii) you understand and agree the Plan and these Terms and Conditions constitute the entire understanding between you and the Company regarding this Award, and any prior agreements, commitments or negotiations concerning this Award are replaced and superseded.

10/10	July 1, 2013 Staking Grant US Option Ts&Cs